Exhibit 99

May 1, 2015

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $0.05 per share dividend for May 1, 2015.

Our preliminary earnings for the first quarter of 2015 were $2,767,000 or $0.29 per share diluted available to common shareholders. This compares to $2,057,000 or $0.22 per share diluted available to common shareholders for 2014. This was a 32% increase.

Our first quarter net interest income of $10,915,000 was $750,000 greater than the first quarter of 2014. Some of this can be attributed to the Dayton acquisition, but we continue to see interest expense fall while we have generated increasing interest income from loan growth.

Loan totals were up for the first quarter of 2015 from $914,857,000 at year end to 984,285,000 at March 31, because of the Dayton acquisition. Looking at the loan portfolio without Dayton, we were down $7,343,000. We typically have seasonal decrease the first quarter.

Our Provision for Loan Loss was $400,000 for the first quarter compared to $750,000 for the first quarter 2014. There are a number of factors considered when establishing the quarterly provision, including loan growth, the state of the local economies, the level of non-performing loans, and others. We are comfortable with the adequacy of our reserves.

The quarter’s noninterest income was $4,402,000 or $222,000 less than first quarter 2014. This was attributed to a decrease in fee income from facilitating tax refund processing. Our noninterest expenses were $10,603,000, which was 1.7% or $175,000 greater than first quarter 2014. Some of this can be attributed to the 22 days of Dayton in the numbers.

Again, during the first quarter we completed the Dayton transaction. This will provide new market opportunities in the greater Dayton area. We also opened our new loan production office in Mayfield Heights, Ohio. This will provide new opportunity on the southeast side of the Cleveland markets. We have already experienced nice loan opportunities from both.

Finally, we completed the rebranding of the Citizens and Champaign Banks to Civista Bank. Effective May 1, 2015, our holding company will change from First Citizens Banc Corp to Civista Bancshares, Inc. As we have communicated before, there are 16 Citizens Banks in Ohio and 316 in the country. When we were founded in 1884, and people didn’t travel more than 20 miles from home, this wasn’t an issue. Today, with our expanding footprint and access through the internet, consistent and exclusive branding is essential. The call sign for our stock will be CIVB.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President & CEO

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.